Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports First Quarter 2013 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, Apr. 25, 2013 -

CHAPEL HILL, N.C. – April 25, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the first quarter ended March 31, 2013. The company will host a conference call and webcast at 4:30 p.m. EDT, today.

“The first quarter of 2013 was an important one for Cempra as we continued our oral solithromycin Phase 3 clinical trial in patients with community-acquired bacterial pneumonia and our Taksta Phase 2 trial in patients with prosthetic joint infections,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “Looking ahead, we continue to prepare to initiate the solithromycin intravenous-to-oral Phase 3 trial in community-acquired bacterial pneumonia, or CABP, pending available resources, and to plan meetings with the FDA on the solithromycin IV-to-oral Phase 3 trial in the second quarter and the Taksta prosthetic joint infection program later this year.”

Financial Results

Quarter ended March 31, 2013 compared to quarter ended March 31, 2012

For the quarter ended March 31, 2013, Cempra reported a net loss of $10.3 million, or $0.42 per share, compared to a net loss of $3.5 million, or $0.26 per share, for the same period in 2012.

Research and development expense in the quarter ended March 31, 2013, was $7.4 million, an increase of 293% compared to the same quarter in 2012. The higher R&D expense was primarily due to the initiation of the oral solithromycin Phase 3 clinical trial in patients with community-acquired bacterial pnuemonia and the initiation of the Taksta™ Phase 2 clinical trial in patients with prosthetic joint infections; both of which were initiated during the fourth quarter of 2012. General and administrative expense was $2.7 million, a 172% increase compared to the quarter ended March 31, 2012, driven primarily by increased stock compensation expense and professional fees.

First Quarter and early second quarter 2013 Highlights

•	Filed an S-3 shelf registration statement with the Securities and Exchange Commission

•	Submitted our request for an end-of-phase 2 meeting on solithromycin to the FDA

Clinical program update

The company is primarily focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur during 2013:

Solithromycin

•	2Q13: End of Phase 2 meeting with the FDA

•	2H13: Initiation of the IV-to-oral Phase 3 clinical trial in CABP, subject to available resources

•	2Q13: Present the ongoing Phase 2 gonococcus clinical study at ECCMID

Taksta

•	4Q13: Top-line results of the Phase 2 trial in PJI patients

Financial Guidance

Cempra expects its research and development expense to increase due to the initiation of clinical trials during the fourth quarter of 2012. The company’s cash and equivalents are expected to be sufficient to fund current operations into 2015. This projection does not include any funds for the initiation of the solithromycin IV-to-oral Phase 3 clinical trial in CABP.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., First Quarter 2013 Financial Results Call, conference ID#: 33311244.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are in advanced clinical development; solithromycin in Phase 3 for CABP and TAKSTA™ (CEM-102) in Phase 2 for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to utilize its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,

	2013	2012

ASSETS	(unaudited)
Current assets
Cash and equivalents	$60,152	$70,109
Prepaid expenses	644	265

Total current assets	60,796	70,374

Furniture, fixtures and equipment, net	56	43
Deposits	321	321

Total assets	$61,173	$70,738

LIABILITIES
Current liabilities
Accounts payable	$1,608	$2,172
Accrued expenses	999	342
Accrued payroll and benefits	212	604
Current portion of long-term debt	3,008	2,227

Total current liabilities	5,827	5,345

Long-term debt	6,930	7,623

Total liabilities	$12,757	$12,968

Commitments and contingencies

Shareholders’ Equity
Common stock; $.001 par value; 80,000,000 shares authorized and 24,903,774 shares issued and outstanding at December 31, 2012 and March 31, 2013	25	25

Addition paid-in capital	179,961	178,971

Accumulated deficit during the development stage	(131,570)	(121,226)

Total shareholders’ equity	48,416	57,770

Total liabilities and shareholders’ equity	$61,173	$70,738

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended March 31
	2013	2012
Revenues	$-	$-

Operating expenses
Research and development	7,371	1,876
General and administrative	2,647	972

Total operating expenses	10,018	2,848

Loss from operations	(10,018)	(2,848)

Other income (expense), net	(327)	(301)

Net loss and comprehensive loss	(10,345)	(3,149)

Accretion of redeemable convertible preferred shares	-	(314)

Net loss attributable to common shareholders	$(10,345)	$(3,463)

Basic and diluted loss per share	$(0.42)	$(0.26)

Basic and diluted weighted average shares outstanding	24,904	13,251

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com